EXHIBIT 27

            TRANSITION SERVICES, EMPLOYMENT AND CONSULTING AGREEMENT

     This TRANSITION SERVICES, EMPLOYMENT AND CONSULTING AGREEMENT (this "AGREEMENT"), dated as of January 5, 2001, is entered into by and between PLM International, Inc. a Delaware corporation ("COMPANY"), and Susan C. Santo an employee of Company ("EMPLOYEE").

     WHEREAS, prior to the execution and delivery of this Agreement, Company and MILPI Acquisition Corp., a Delaware corporation ("BUYER"), have entered into an Agreement and Plan of Merger (the "MERGER AGREEMENT") pursuant to which Buyer has, among other things, agreed to commence a cash tender offer to purchase shares of Company Common Stock as described in the Merger Agreement, which is to be followed by the merger (the "MERGER") of Buyer with and into Company on the terms and conditions set forth in the Merger Agreement; and

     WHEREAS, during the period commencing on the date on which Company shall have caused Buyer's designees to be appointed to Company's Board of Directors pursuant to Section 1.3 of the Merger Agreement (the "TRIGGER DATE") and continuing until at least six months thereafter, Company will undergo various transitional changes and upheavals associated with the Merger which Employee is uniquely qualified to handle; and

     WHEREAS, Company desires to retain the services of Employee during and after such transition period, and Employee desires to assist Company with such transition, in each case upon the terms and subject to the conditions more fully stated herein.

     NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

     1. SERVICES.

          (a) Company hereby engages the exclusive services of Employee, during the period commencing on the Trigger Date and continuing until the Closing Date (as defined in the Merger Agreement) (the "Employment Period"), to serve in a senior management capacity and to provide such of the following services as Company's Board of Directors may from time to time reasonably assign to her: (a) any services performed by Employee on behalf of Company during the prior 24 months, (b) subject to such duties being consistent with Employee's service in a senior management capacity, any services related to the transition or the integration of Company with Buyer and its affiliates (including recruiting and training a replacement), and (c) any such other services as are reasonably expected of similarly situated employees of companies of a similar size that are in the process of managing a transition as a result of a merger or other extraordinary corporate event. Employee hereby agrees to perform such services on the terms and conditions herein contained and to abide by all rules and regulations for the conduct of Employee that are now or may hereafter be reasonably established by Company.

          (b) Company hereby engages the non-exclusive services of Employee, during the period commencing on the Closing Date (as defined in the Merger Agreement) and continuing for six months thereafter (the "CONSULTING PERIOD"), to provide legal services and services related to the transition or the integration of Company with Buyer and its affiliates for up to ten hours per month. Any services provided beyond such ten hours shall be by agreement of both of the parties and, if agreed, shall be billed and paid at the discounted rate of $200 per hour.

          (c) Subject to compliance with Sections 2(c) and 2(f), either party may terminate this Agreement prior to the expiration of the Consulting Period upon ten days' prior written notice to the other.

     2. COMPENSATION.

          (a) BASE SALARY. During the Employment Period, Company shall pay to Employee as full compensation for all services performed hereunder, the sum of $23,007 per month, payable in semi-monthly installments. Company may deduct and withhold from all payments to be made to Employee hereunder the amounts required or permitted to be deducted or withheld pursuant to any provisions of any present or future applicable law or regulation, together with the right and authority to pay any such deductions or withholdings over to any party entitled to the same pursuant to the provisions of any such law or regulation.

          (b) CONSULTING FEES. During the Consulting Period, Company shall pay to Employee as full compensation for up to ten hours per month of services performed hereunder a monthly retainer of $7,667, payable in semi-monthly installments. During the Consulting Period, Employee shall at all times be an independent contractor to Company and shall not be regarded as an employee of Company or any of its affiliates. Employee shall be responsible for the payment of all federal, state and local taxes, FICA payments or the like out of the compensation paid to Employee as a consultant under the terms of this Agreement. In the event Employee provides less than ten hours of legal services during any month during the Consulting Period, no credit or carry-forward shall be provided for the difference. Company shall reimburse Employee for any reasonable and documented out-of-pocket expenses incurred by Employee in connection with any services provided during the Consulting Period.

          (c) TERMINATION PAYMENT. In the event Employee ceases to be engaged by Company prior to the last day of the Consulting Period solely by reason of (A) her death or Disability (as defined below), (B) her termination by Company without Cause (as defined below), or (C) her voluntary termination for Good Reason (as defined below), then at such time Company shall pay to Employee the product of $7,667 times the number of months (including portions thereof) between the date of such termination and the end of the Consulting Period, in addition to any benefits and amounts otherwise due under Sections 2(d) and 2(f).

          (d) BENEFITS. During the Employment Period (or such shorter period that Employee is employed by Company hereunder) and for one year thereafter, Company shall maintain in full force and effect, and Employee shall be entitled to continue to participate in (at the same level as Employee (and her family members) participated on September 30, 2000), the dental, health, life insurance, disability and long-term care benefit plans and arrangements of Company (other than incentive compensation plans and arrangements) in effect on the date hereof in which Employee participates, all of which plans and arrangements are described more fully on Schedule 2(d) hereto, or such other benefit plans and arrangements that would provide Employee with substantially equivalent benefits thereunder.

          (e) DEFERRED COMPENSATION; STOCK OPTIONS. Notwithstanding anything herein to the contrary, the Indemnity Agreement, dated as of November 19, 1997, between Company and Employee, the Indemnification Agreement, dated as of November 25, 1997, between Company and Employee, the Executive Deferred Compensation Agreement, dated as of January 18, 1999, between Company and Employee and the Non-Qualified Stock Option Agreement, dated as of May 12, 1998 and amended as of April 29, 1999, between Company and Employee (collectively, the "Continuing Agreements") shall continue in full force and effect, it being acknowledged and agreed by the parties that the benefits thereunder (to the extent applicable) have been accelerated prior to the date hereof and that any amounts due under the Executive Deferred Compensation Agreement shall be paid by Company promptly following the later of (i) receipt by Company from Employee of a written request for such payment, and (ii) the Trigger Date (it being further acknowledged and agreed by the parties that no amount payable pursuant to this Agreement shall be taken into account for purposes of calculating any payments dues under such Executive Deferred Compensation Agreement).

          (f)  RETENTION  BONUS  AND  SEVERANCE  BONUS.  In  consideration   for
Employee's assistance with the transition, Company shall pay to Employee:

               (i) A cash bonus equal to $88,800 (the "EMPLOYMENT RETENTION BONUS") if (i) Employee is still employed by Company pursuant to this Agreement on the last day of the Employment Period, or (ii) Employee ceases to be employed by Company prior to the last day of the Employment Period solely by reason of
(A) her death or Disability (as defined below), (B) her termination by Company without Cause (as defined below), and/or (C) her voluntary termination for Good Reason (as defined below). Such bonus shall be paid by Company promptly after Employee becomes eligible therefor; and

               (ii) A cash bonus equal to $54,000 (the "SEVERANCE BONUS") if (i)
Employee is still engaged by Company as a consultant pursuant to this Agreement on the last day of the Consulting Period, or (ii) Employee ceases to be engaged by Company prior to the last day of the Consulting Period solely by reason of
(A) her death or Disability (as defined below), (B) the termination of this Agreement by Company without Cause (as defined below), and/or (C) the termination of this Agreement by Employee for Good Reason (as defined below). Such bonus shall be paid by Company promptly after Employee becomes eligible therefor.

          (g) DEFINITIONS. For purposes of this Section 3, the following terms shall have the following meanings:

               (i)  "DISABILITY"  shall  mean  Employee's  incapacity,   due  to
physical or mental illness, to perform her duties under this Agreement on a full-time basis for more than three consecutive months.

               (ii) "CAUSE" shall mean (A) Employee's willful and continued failure to perform her duties under this Agreement (other than because of a Disability), which failure has not been cured within ten days after written demand for substantial performance is delivered by Company to Employee, which demand specifically identifies the manner in which Employee has not substantially performed her duties, (B) Employee's willful and intentional act or omission that is, in the reasonable determination of Company, materially injurious to Company, whether monetarily or otherwise, (C) Employee's breach of any material covenant of this Agreement, which breach, unless it is a breach of any of the provisions of Section 5, has not been cured within ten days after written notice thereof is delivered by Company to Employee, or (D) Employee's conviction of a crime involving an act of moral turpitude or which is a felony resulting in or intended to result in, directly or indirectly, gain or personal enrichment of Employee or her affiliates at the expense of Company. For purposes of this definition, no act or failure to act on Employee's part shall be considered willful unless done, or omitted to be done, by her not in good faith and without the reasonable belief that her act or omission was in the best interests of Company.

               (iii)  "GOOD  REASON"  shall  mean (A)  Company's  breach  of any material covenant of this Agreement that has not been cured within ten days after written notice of such non-compliance is given by Employee to Company, (B) any demonstrable and material diminution, during the Employment Period, of the compensation, benefits, duties, responsibilities, authority or powers of Employee, provided that Employee provides a reasonable description of any such diminution(s) and a statement that Employee finds, in good faith, that the acts or omissions to act causing such diminution in duties, responsibilities, authority or powers to be a material diminution and that, as such, she elects to terminate her employment hereunder for Good Reason, and provided further that Company has not cured such diminution within ten days after such statement is given by Employee to Company, (C) any requirement by Company that Employee relocate her primary business office during the Employment Period, or (D) any requirement by Company that Employee relocate her primary business office during the Consulting Period to a geographical area greater than 35 miles from
Company's current principal executive offices; provided, however, that reasonable business travel (which shall mean no more than an aggregate of two business trips during the Employment Period and the Consulting Period) shall not be deemed to constitute Good Reason.

          (h) SECTION 280G. Notwithstanding any other provision of this Agreement or any other agreement between Company and Employee, in the event that any payment or benefit received or to be received by Employee from Company (collectively with all other such payments and benefits, the "Total Payments") would not be deductible, in whole or in part, by Company as a result of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), then, to the extent necessary to make such payments deductible, the benefits provided hereunder shall be reduced (if necessary, to zero); provided, however, that Employee may elect which benefits to have reduced (including any benefits under any other agreement in effect between Company and Employee). For purposes of this limitation, in the event Company asserts that the limitation would apply,
(i) no portion of the Total Payments the receipt or enjoyment of which Employee shall have waived at such time and in such manner as not to constitute a "payment" within the meaning of Section 280G of the Code shall be taken into account, (ii) no portion of the Total Payments shall be taken into account that, in the opinion of tax counsel selected by Company and reasonably accepted by Employee ("Tax Counsel"), does not constitute a "parachute payment" within the meaning of Section 280G of the Code, including by reason of Section 280G(b)(4)(A) of the Code, and (iii) the benefits payable under this Agreement shall be reduced only to the extent necessary so that the Total Payments (other than those referred to in the preceding clauses (i) or (ii)) in their entirety are not, in the opinion of Tax Counsel, subject to disallowance as deductions by reason of Section 280G of the Code. If it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding that, notwithstanding the good faith of Employee and Company in applying the terms of this Section 3(h), the Total Payments paid to or for Employee's benefit are in an amount that would result in any portion of such Total Payments being subject to excise tax under Section 280G of the Code, then, if, in the opinion of Tax Counsel, such repayment would result in (A) no portion of the remaining Total Payments being subject to such excise tax, and (B) a dollar-for-dollar reduction in Employee's taxable income and employment taxes, Employee shall be obligated to pay Company, upon demand, an amount equal to the sum of (1) the excess of the Total Payments paid to or for Employee's benefit over the Total Payments that could have been paid to or for Employee's benefit without any portion of such Total Payments being subject to such excise tax, and (2) interest on such amount at the rate provided in Section 1274(b)(2)(B) of the Code from the date of Employee's receipt of such excess until the date of such payment. If, in the opinion of Tax Counsel, such repayment would not result in (x) no portion of the remaining Total Payments being subject to such excise tax, and (y) a dollar-for-dollar reduction in Employee's taxable income and employment taxes, Employee shall be obligated to pay Company, upon demand, an amount equal to the excise tax imposed under Section 4999 of the Code (if the Internal Revenue Service asserts such amount should have been withheld by the Company) and any penalties or fines imposed on Company by the Internal Revenue Service in connection with the failure by Company to make any withholdings or file any reports with respect to such disallowed Total Payments.

     3. TERMINATION OF PRIOR AGREEMENTS. Except for the Continuing Agreements, each of which shall continue in full force and effect notwithstanding any other provisions of this Agreement, all employment, consulting, services, compensation, bonus, severance, golden parachute, change in control, indemnification and other agreements between Employee and Company or any of its affiliates, and all amendments and supplements thereto, including the Employment Agreement, dated as of November 19, 1997, between Employee and Company and the Severance Agreement, dated as of December 17, 1999, between Employee and Company, each as amended, shall, as of the Trigger Date, be forever terminated and discharged, with no liability or payment right thereunder accruing to any party thereto (notwithstanding anything stated therein to the contrary), and such agreements shall no longer be of any force or effect.

     4. RELEASE.

          (a) Notwithstanding any other provision of this Agreement or any other agreement between Company and Employee, Company shall have no obligation to pay the Employment Retention Bonus or the Severance Bonus unless Employee (or her beneficiaries or heirs in the case of the payment being made on account of her death) executes and delivers to Company, and does not revoke, a release of claims in the form attached hereto as Exhibit 1; provided that, if any obligations under this Agreement remain outstanding as of the execution and delivery of such release, such obligations shall be excluded from the release and a further release (relating only to such obligations) shall be executed and delivered (and not revoked) by Employee upon Company's satisfaction of such remaining obligations.

          (b) By signing this Agreement,  Employee  acknowledges and agrees that
(i) she has been afforded a reasonable and sufficient period of time of at least 45 days to review this Agreement (including the form of Release attached hereto as EXHIBIT 1), for deliberation thereon and for negotiation of the terms thereof, and that she has been specifically encouraged to consult with legal counsel of her choice before signing this Agreement (having been informed in writing that federal age-based claims can only be released if such person is first notified in writing that he or she has the right to consult with counsel prior to signing such a release, and having been informed in writing that benefits substantially similar to those accruing to Employee hereunder have only been offered to Stephen M. Bess and Richard K. Brock and not to any other executive officers of Company) and that she had a fair opportunity to do so and in fact consulted Michael P. Kerner, Esq. for such purpose, (b) she has carefully read and understands the terms of this Agreement (including the form of Release attached hereto as EXHIBIT 1), all of which have been fully explained to her by her legal counsel, (c) she has signed this Agreement freely and voluntarily and without duress or coercion and with full knowledge of its significance and consequences and of the rights relinquished, surrendered, released and discharged hereunder, and (d) the only consideration for signing this Agreement are the terms stated herein and no other promise, agreement or representation of any kind has been made to her by any person or entity whatsoever to cause her to sign this Agreement.

          (c) This Agreement may be revoked in writing by Employee at any time during a period of seven calendar days following its execution by Employee. If the seven-day revocation period expires without Employee exercising her right of revocation, the obligations of this Agreement will then become fully effective without any additional action on the part of any person.

     5. PROTECTIVE COVENANTS.

          (a) CONFIDENTIALITY. Employee shall not, at any time, disclose, use or make known for Employee's or another's benefit any confidential information, knowledge or data of or relating to Company or Buyer (or their respective subsidiaries or affiliates) in any way acquired or used by Employee during her employment by Company (collectively, "Confidential Information"). Confidential Information shall, for purposes of this Agreement, include all matters not readily available to the public which, for example (i) are of a business nature, such as information about investments, sales, current, past, potential or prospective investors, customers or suppliers, operations and procedures, details of corporate activities, legal and regulatory matters, regulatory filings and reports, details of contracts and agreements, prices, costs, equipment, computer software (including source code and object code), data, data bases and documentation thereof, products, product designs, manufacturing processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), innovations, formulae, trade secrets, purchasing methods, designs, drawings, specifications, plans, proposals, technical data, investment, financial and marketing plans, profits, markets, operating strengths and weaknesses and officers, directors, employees, agents and consultants of Company or Buyer (or their respective subsidiaries or affiliates), or (ii) pertain to future developments, such as research and development, software developments, designs and ideas and future investment, marketing or merchandising plans or ideas; provided, however, that Confidential Information shall not include any information that Employee (A) can show (1) is or becomes generally available to the public other than as a result of a disclosure by or on behalf of Employee, or (2) becomes available to Employee on a non-confidential basis from a third-party which is not under an obligation to keep such information confidential, or (B) that Employee becomes legally compelled to disclose, provided Employee provides Company with prompt written notice of such requirement so that Company may seek a protective order or other appropriate remedy, and Employee will consult and reasonably cooperate with Company with respect to taking steps to resist or narrow the scope of such request (all such steps to be at Company's cost, including the cost of any legal fees or expenses incurred by Employee in connection with such request).

          (b) NON-SOLICITATION. Employee shall not, at any time before or during the Employment Period or the Consulting Period, and for a period of one year thereafter, directly or indirectly, recruit any employee or consultant of Company or Buyer (or any of their respective subsidiaries or affiliates) or solicit or induce, or attempt to solicit or induce, any employee or consultant of Company or Buyer (or any of their respective subsidiaries or affiliates) to terminate his or her employment, or otherwise to cease his or her relationship, with Company or Buyer (or any of their respective subsidiaries or affiliates).

          (c) COVENANT NOT TO COMPETE. Employee shall not, at any time while Employee is employed or engaged as a consultant by Company, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or, at any time while Employee is employed by Company, directly or indirectly be employed or retained by, render services to, provide financing or advice to, or otherwise be connected in any manner with, any corporation, firm, business or person engaged in a business that then competes with any business of Company or Buyer (or any of their respective subsidiaries or affiliates); provided, however, that nothing in this Section 6(c) shall prohibit Employee, her affiliates and associates, or any "group" (as such term is defined in the rules promulgated under the Securities Exchange Act of 1934) of which Employee or any of her affiliates is a member from acquiring up to three percent of any class of outstanding equity securities of any corporation or other entity whose equity securities are regularly traded on a national securities exchange or the Nasdaq National Market System.

          (d) NON-INTERFERENCE. Employee shall not, at any time before or during the Employment Period or the Consulting Period, and for a period of two years thereafter, (i) acquire, publicly offer to acquire or agree to acquire, directly or indirectly, by purchase or otherwise, any voting securities or direct or indirect rights to acquire any voting securities of any affiliate of Company,
(ii) make or in any way participate in, directly or indirectly, any solicitation of proxies (as such terms are used in the rules of the Securities and Exchange Commission) or consents to vote, or seek to advise or influence any person or entity with respect to the voting of, any voting securities of any affiliate of Company, (iii) make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any merger, consolidation, business combination, tender or exchange offer, restructuring, recapitalization or other extraordinary transaction involving any affiliate of Company, (iv) form, join or in any way participate in any "group" (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) in connection with any voting securities of any affiliate of Company, (v) otherwise act, alone or in concert with others, to seek to control or influence the management, Board or Directors (or their equivalent) or policies of any affiliate Company, or (vi) have any discussions or enter into any arrangements, understandings or agreements (whether written or oral) with, or advise, assist or encourage, any other person in connection with any of the foregoing.

          (e) ENFORCEABILITY. Employee hereby acknowledges and agrees that her skills and services to be provided to Company are unique and that the limitations placed on Employee by this Section 5 are reasonable in duration and scope and are necessary for the protection of Company. Employee agrees that if any such limitations are determined in arbitration or by a court of competent jurisdiction to be invalid or unenforceable, Employee agrees and submits to the reduction of such limitations as the court or arbitrator(s) deem reasonable. The limitations placed on Employee by this Section 5 are of the essence of this Agreement and they shall be construed and enforced independently. Employee acknowledges and agrees that the provisions set forth in this Section 5 shall survive the termination (for any reason whatsoever) or cancellation of this Agreement.

          (f) BREACH. Employee acknowledges and agrees that (i) Company will be irreparably injured in the event of a breach by Employee of any of her obligations under this Section 5, (ii) monetary damages will not be an adequate remedy for any such breach, (iii) Company shall be entitled (without prejudice to Employee's right to contest any injunction or restraining order based upon a claim of breach of this Agreement to the extent she reasonably believes, in good faith, that she has a meritorious defense to such a claim for relief) to injunctive relief, in addition to, and not in lieu of, any other legal or equitable remedy which it may have, in the event of any such breach, (iv) the existence of any claims which Employee may have against Company or Buyer (or any of their respective subsidiaries or affiliates), whether under this Agreement or otherwise, will not be a defense to the enforcement by Company of any of its rights under this Section 5, and (v) Company shall be entitled, without the necessity of proving actual damages or the posting of any bond or other security, to obtain injunctive relief for any breach of this Section 5.

     6. REPRESENTATIONS AND WARRANTIES. Each of the Company and Employee represent and warrant to the other that (a) it has the requisite power and authority to enter into this Agreement and to perform its obligations hereunder,
(b) the execution and delivery of this Agreement by such person, and the performance of its obligations hereunder, have been duly and validly authorized by all necessary action and no other proceedings on the part of such person are necessary to authorize the execution and delivery of this Agreement or the performance of such person's obligations hereunder, and (c) this Agreement has been duly and validly executed and delivered by such person and, assuming the due authorization, execution and delivery by the other party, constitutes a legal, valid and binding obligation of such person, enforceable against such person in accordance with its terms.

     7. GENERAL.

          (a) NOTICES. All notices or other communications under this Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile (with confirmation of receipt), or by registered or certified mail, postage prepaid, return receipt requested, addressed to Company's registered address or to Employee's last shown address on Company's records, as applicable.

          (b) SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties further agree (without prejudice to a party's right to contest any injunction or restraining order based upon a claim of breach of this Agreement to the extent it reasonably believes, in good faith, that it has a meritorious defense to such a claim for relief) that each party shall be entitled to an injunction or restraining order to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

          (c) ENTIRE AGREEMENT. This Agreement and the Continuing Agreements constitute the entire agreement and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

          (d) ASSIGNMENT; PARTIES IN INTEREST. This Agreement shall be binding on Company's successor by merger as contemplated in the Merger Agreement, and this Agreement shall inure to the benefit of such successor. Additionally, this Agreement shall inure to the benefit of and be enforceable by Employee's executors, administrators, successors, heirs, distributees, devises and legatees. Other than as set forth expressly in this Section 7(d), neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by Employee.

          (e) GOVERNING LAW. This Agreement shall be governed in all respects by the laws of the State of California (without giving effect to the provisions thereof relating to conflicts of law). The exclusive venue for the adjudication of any dispute or proceeding arising out of this Agreement or the performance hereof shall be the courts located in San Francisco County, California, and the parties hereto each consents to and hereby submits to the jurisdiction of any state or federal court located in San Francisco County, California.

          (f) HEADINGS. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

          (g) CERTAIN DEFINITIONS AND RULES OF CONSTRUCTION.

               (i) References in this Agreement to any gender shall include references to all genders. Unless the context otherwise requires, references in the singular include references in the plural and vice versa. References to a party to this Agreement or to other agreements described herein means those Persons executing such agreements.

               (ii) The words "include", "including" or "includes" shall be deemed to be followed by the phrase "without limitation" or the phrase "but not limited to" in all places where such words appear in this Agreement. The word "or" shall be deemed to be inclusive.

               (iii) This Agreement is the joint drafting product of each of the parties hereto, and each provision has been subject to negotiation and agreement and shall not be construed for or against any party as drafter thereof.

               (iv) In each case in this Agreement where this Agreement is represented or warranted to be enforceable will be deemed to include as a limitation to the extent that enforceability may be subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting the enforcement of creditors' rights generally and to general equitable principles, whether applied in equity or at law.

          (h) COUNTERPARTS; FACSIMILE SIGNATURE. This Agreement may be executed in two or more counterparts which together shall constitute a single agreement. Execution of this Agreement may be made by facsimile signature which, for all purposes, shall be deemed to be an original signature.

          (i) SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economics or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon determination that any term or other provision hereof is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

          (j) AMENDMENT. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto and consented to by Buyer.

          (k) WAIVER. The parties hereto may, to the extent permitted by applicable law and consented to by Buyer, (i) extend the time for the performance of any of the obligations or other acts of any other party hereto,
(ii) waive any inaccuracies in the representations and warranties by any other party contained herein or in any documents delivered by any other party pursuant hereto, and (iii) waive compliance with any of the agreements of any other party or with any conditions to its own obligations contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party and by Buyer.

          (l) LITIGATION. In the event of any litigation between Company and Employee concerning the terms of this Agreement, the prevailing party will be entitled to reimbursement of its reasonable costs and expenses, including reasonable attorneys fees incurred in trial, appellate and post-appellate proceedings.

     IN WITNESS WHEREOF, Company and Employee have caused this Transition Services, Employment and Consulting Agreement to be duly executed and delivered as of the date first written above.


                                        PLM  INTERNATIONAL,  INC.


                                        By:     /s/ Robert Tidball
                                        Name:   Robert Tidball
                                        Title:  Chairman


                                        EMPLOYEE:


                                        /s/Susan C. Santo



ACKNOWLEDGED AND AGREED TO AS
OF THE DATE FIRST WRITTEN ABOVE:

MILPI ACQUISITION CORP.

By:     /s/ James A. Coyne
Name:   James A. Coyne
Title:  Vice President




Schedule 2(d)

Benefit Plans and Arrangements



          (a) Cigna POS and PPO Medical Care Plan

          (b) MetLife Life, AD&D and Long-Term Disability Insurance Plan

          (c) Prudential Dental Maintenance Organization Plan

          (d) Paul Revere Supplemental Long-Term Disability Plan



                                    EXHIBIT 1

                                 FORM OF RELEASE


     (a) Except for any rights to indemnification existing as of the date hereof in favor of Employee as provided by law, in Company's certificate of incorporation, by-laws or other governing documents or in any indemnification agreement with Company, Employee and her heirs, executors, administrators and assigns hereby covenant not to sue, and fully release, Company, its past and present affiliates, and their past and present directors, officers, agents, representatives, employees, successors and assigns (hereinafter collectively referred to as "releasees"), jointly and individually, from any and all actions, causes of action, obligations, liabilities, judgments, suits, debts, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, extents, executions, claims and demands whatsoever, in law, admiralty or equity, whether liquidated or unliquidated, contingent or otherwise, whether specifically mentioned or not, that Employee ever had, now has or hereafter can, shall or may have against the releasees for, upon or by reason of any matter, cause or thing whatsoever from the beginning of the world to the day following the Trigger Date; provided, however, that such release shall not apply to acts or omissions of the past and present directors, officers, agents, representatives or employees of Company or its affiliates to the extent such acts or omissions are not related to or arising out of the business or affairs of Company or its affiliates or any of their respective properties or assets.

     (b) Employee acknowledges and agrees that this Release covers, without limitation, any claims arising out of or connected in any way with her employment with Company, including any claims for costs or attorneys' fees, any claims of discrimination on the basis of sex, color, creed, national origin, ancestry (including any right or claims under the federal laws known as Title VII and the Equal Pay Act), disability (including any claims under the Americans with Disabilities Act), age (including any claims under the Age Discrimination in Employment Act), handicap, citizenship, ethnic characteristics, sexual or affectional preference or marital status, and also includes, no matter how denominated or described, any claims of discrimination under any federal, state or local law, rule, regulation or executive order, and any claims of wrongful discharge or termination, breach of contract, written or oral, express or implied, breach of promise, public policy, retaliation, defamation, impairment of economicopportunity, loss of business opportunity, fraud, misrepresentation or other tort, perceived disability, history of disability, unpaid compensation (including salary, wages, benefits, bonuses, severance pay, vacation pay and sick leave or personal leave pay) and any claims now known to Employee arising under the Employee Retirement Income Security Act of 1974.

     (c) Employee further acknowledges and agrees that this Release extends to all claims of every kind and nature whatsoever, known or unknown, suspected or unsuspected, and Employee acknowledges that she may hereafter discover facts in addition to or different from those which she knows or believes to be true with respect to the subject matter of this Section 4, but that it is her intention hereby fully and finally to settle and release all such matters as well and, in furtherance of that intention, the foregoing release shall be and remain in effect as a full and complete release notwithstanding the discovery or existence of such additional or different facts.

     (d) The parties represent that they are not aware of any claim by either of them other than the claims that are released by this Release. Employee acknowledges that she has been advised by legal counsel and is familiar with the provisions of California Civil Code Section 1542, which provides as follows:

"A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HER MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR"

     Employee, being aware of said Section 1542, agrees expressly to waive any rights she may have thereunder, as well as under any other statute or common law principles of similar effect.

     (e) By signing this Release, Employee acknowledges and agrees that (i) she has been afforded a reasonable and sufficient period of time of at least 45 days to review this Release, for deliberation thereon and for negotiation of the terms thereof, and that she has been specifically encouraged to consult with legal counsel of her choice before signing this Release (having been informed in writing that federal age-based claims can only be released if such person is first notified in writing that he or she has the right to consult with counsel prior to signing such a release, and having been informed in writing that benefits substantially similar to those accruing to Employee pursuant to the Transition Services and Employment Agreement to which this Release is an Exhibit have only been offered to Stephen M. Bess and Richard K. Brock and not to any other executive officers of Company) and that she had a fair opportunity to do so and in fact consulted Michael P. Kerner, Esq. for such purpose, (b) she has carefully read and understands the terms of this Release, all of which have been fully explained to her by her legal counsel, (c) she has signed this Release freely and voluntarily and without duress or coercion and with full knowledge of its significance and consequences and of the rights relinquished, surrendered, released and discharged hereunder, and (d) the only consideration for signing this Release are the terms stated herein and in the Transition Services and Employment Agreement to which this Release is an Exhibit and no other promise, agreement or representation of any kind has been made to her by any person or entity whatsoever to cause her to sign this Release.

     (f) This Release may be revoked in writing by Employee at any time during a period of seven calendar days following its execution by Employee. If the seven-day revocation period expires without Employee exercising her right of revocation, the obligations of this Release will then become fully effective without any additional action on the part of any person.